                                   EXHIBIT 11

                              VORNADO REALTY TRUST

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


                                              Three Months Ended                   Six Months Ended
                                         -----------------------------       -----------------------------
                                          June 30,          June 30,          June 30,          June 30,
                                            1997              1996              1997              1996
                                         -----------       -----------       -----------       -----------

Weighted average number of
     common shares outstanding            26,091,927        24,286,981        26,089,919        24,280,517

Common share equivalents for
     options after applying
     treasury stock method                   796,057           178,364           628,922           184,405
                                         -----------       -----------       -----------       -----------

Weighted average number of
     common shares and common
     share equivalents outstanding        26,887,984        24,465,345        26,718,841        24,464,922
                                         ===========       ===========       ===========       ===========


Net income applicable to
     Class A units                       $ 8,933,000       $15,120,000       $18,623,000       $31,042,000
                                         ===========       ===========       ===========       ===========

Net income per common share              $       .33       $       .62       $       .70       $      1.27
                                         ===========       ===========       ===========       ===========

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